ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF INCOME PER COMMON SHARE
                         ($ in millions, except share data)

                             Years Ended December 31,
                           1995           1994           1993

Income before
extraordinary item
and cumulative effect
of changes in accounting
principle                   $121.9      $113.9         $91.7
Extraordinary item, net      (11.4)        -           (23.4)

Cumulative effect of
 changes in accounting
 principles                    -           -            (0.1)
Net income                  $110.5      $113.9         $68.2

Calculation of average
 number of shares
 outstanding (1):
Primary:
Weighted average number
  of common shares
  outstanding           62,608,274   63,895,566        63,840,123
Effect of shares
 issuable under
 stock options             276,847      193,043           179,402
                        62,885,121   64,088,609        64,019,525

Fully diluted:
 Weighted average
 number of common
 shares outstanding     62,608,274   63,895,566        63,840,123
Effect of shares
 issuable under stock
 options (2)               302,043      193,043           264,957
                        62,910,317   64,088,609        64,105,080

Income per common share:
Primary:
Before extraordinary
 item and cumulative
 effect of changes
 in accounting
 principles                  $1.94       $1.78         $1.43

Extraordinary item, net      (0.18)          -         (0.36)

Cumulative effect of
  changes in accounting
  principles                     -           -             -
         Net income          $1.76       $1.78         $1.07

Fully diluted:
Before extraordinary
  item and cumulative
  effect of changes in
  accounting principles      $1.94       $1.78         $1.43

Extraordinary item, net      (0.18)          -         (0.36)

Cumulative effect of
  changes in accounting
  principles                     -           -             -
         Net income          $1.76       $1.78         $1.07

(1) Shares restated to reflect the 3-for-2 stock split declared in January 1996 as if it took place at the earliest period shown.
(2) Such items are included in primary calculation. Additional shares represent difference between average price of Common Stock for the period and the end of period price.